Exhibit 99.1

Liberty Global Reports First Quarter 2019 Results
Vodafone and Sunrise transactions remain on track to close during the summer of 2019 and Q4 2019, respectively
Recently closed the sale of our DTH business in CEE for €180 million
Q1 2019 continuing operations operating income down 10% to $106 million
Confirming all 2019 guidance targets

Denver, Colorado: May 6, 2019
Liberty Global plc today announced its Q1 2019 financial results. Our operations in Germany, Hungary, Romania and the Czech Republic, along with our DTH business and our former operation in Austria (collectively, the "Discontinued Operations") have been accounted for as discontinued operations. UPC Switzerland will continue to be included in our continuing operations until the pending sale transaction is approved by Sunrise's shareholders. Unless otherwise indicated, the information in this release relates only to our continuing operations.
CEO Mike Fries stated, "A year ago we announced the sale of our operations in Germany, Hungary, Romania and the Czech Republic to Vodafone, which represents the largest divestiture in company history. Since deal announcement we have crossed a number of key milestones and the European Commission is currently in the final stages of its review. We are confident that we remain on track for a successful completion of this transaction during the summer. With respect to the sale of UPC Switzerland to Sunrise, the Swiss Competition Authority is now reviewing the case having received formal notification and we anticipate regulatory approval in the fourth quarter. And finally, we are pleased to announce that the sale of our Eastern European DTH business was completed in early May. We will provide updates in due course regarding our capital allocation decisions with the total proceeds from these transactions.

	Continuing Operations (Including Switzerland)	Q1 2019
	Net Adds	25,000
	Revenue Growth[1]	(0.6)%
	OCF Growth[1]	(0.5)%
	Cash Flows From:
	Operating Activities	$306 mm
	Investing Activities	$(368) mm
	Financing Activities	$(738) mm
	OFCF Growth[1]	74%
	Adjusted FCF	$(625) mm
	P&E Additions	$699 mm

	Continuing Operations (Excluding Switzerland)[2]	Q1 2019
	Net Adds	68,000
	Revenue Growth[1]	(0.2)%
	OCF Growth[1]	0.8%
	OFCF Growth[1]	162%
	Adjusted FCF[3]	$(622) mm
	P&E Additions	$640 mm

	2019 Guidance Targets[4] (Excluding Switzerland)[2]
	OCF Growth[1]	Flat to Down
	Adjusted FCF[3]	$550 mm to $600 mm
	P&E Additions	~$2.7 bn
	NASDAQ: LBTYA | LBTYB | LBTYK

                                                               "From an operating perspective, Virgin Media continued to deliver improved subscriber trends. During the first quarter, Virgin Media delivered nearly 60,000 RGU additions, a 32% year-over-year improvement driven by 26,000 new customer relationships. On the innovation front, we are pushing the envelope in the U.K. In April, we rolled out compelling new fixed-mobile converged bundles, boosted our top broadband speed to 500 Mbps and launched Intelligent WiFi, a cloud-based adaptive system that's designed to significantly improve our customers' in-home WiFi experience.

Our Q1 ARPU performance at Virgin Media was impacted by lower install and telephony usage revenue, the timing of certain PPV events and increased promotions in response to market dynamics. However, our competitive position remains strong and we continue to extend our reach with Project Lightning, where we are building 400,000-500,000 new premises every year.

In Switzerland, we are seeing emerging green shoots from our multi-faceted turnaround plan. Our Horizon 4 set-top box rollout is in full-swing with 130,000 boxes installed to date. Customer reception has been very strong with NPS scores materially higher than our legacy product. We also revamped our fixed-line bundles and boosted our top broadband speed to 600 Mbps. On the mobile front, we are beginning to harvest the benefits from our recent MVNO switch as we added 13,000 subscribers in the quarter, which represents our best Q1 ever.

As forecasted, we continue to see substantial declines in capital intensity with Q1 property and equipment additions lowered by approximately 30% year-over-year. As a result, our operating free cash flow performance nearly doubled from the prior-year period.

We will be hosting an earnings call tomorrow morning at 9:00 a.m. EDT to discuss our first quarter results. We hope you can join us."

Contacts

Investor Relations

Matt Coates +44 20 8483 6333

John Rea +1 303 220 4238

Stefan Halters +44 20 8483 6211

Corporate Communications

Molly Bruce +1 303 220 4202

Matt Beake +44 20 8483 6428

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

* The figures included in this paragraph include both the continuing and discontinued operations that we owned on March 31, 2019

Q1 Highlights (on a continuing operations basis unless otherwise noted)
•Q1 rebased revenue decreased 0.6%
◦Q1 residential cable revenue5 decreased 1.1% year-over-year to $1.9 billion
▪Results driven by revenue contractions in Switzerland and Belgium
◦Q1 residential mobile revenue5 decreased 2.4% year-over-year to $0.4 billion
▪Strong Swiss results offset by weakness in all other operations
◦Q1 B2B6 revenue5 increased 3.2% year-over-year to $0.5 billion
▪Q1 growth in all markets led by performance in Belgium and U.K./Ireland
•Q1 operating income decreased 10.3% year-over-year to $105.5 million
•Q1 rebased OCF declined by 0.5% to $1,183.3 million
◦Strong results at Telenet were more than offset by softness at UPC Switzerland and Virgin Media
•Q1 property & equipment additions spend down approximately 30% year-over-year
•Built 131,000 new premises in Q1
◦Virgin Media delivered 102,000 new premises in the U.K. & Ireland
•Completed the sale of our DTH business for €180 million ($202 million) in early May
•Repurchased over $200 million of stock in Q1 2019
•Solid balance sheet with $3.4 billion of liquidity7
•Net leverage8 of 5.3x for the Full Company
•Fully-swapped borrowing cost of 4.3%

Liberty Global (continuing operations)	Q1 2019	YoY Growth(i)

Subscribers
Organic RGU Net Additions	24,700
Organic RGU Net Additions excluding Switzerland	67,600

Financial (in USD millions)
Revenue
Continuing operations	$2,868.0	(0.6%)
Continuing operations excluding Switzerland		(0.2%)
Operating income	$105.5	(10.3%)
OCF:
Continuing operations	$1,183.3	(0.5%)
Continuing operations excluding Switzerland		0.8%

Cash provided by operating activities	$306.3
Cash used by investing activities	$(367.7)
Cash used by financing activities	$(737.5)
Adjusted FCF:
Continuing operations	$(624.5)
Pro forma continuing operations(ii)	$(622.1)

(i)	Revenue and OCF YoY growth rates are on a rebased basis

(ii)
Pro forma Adjusted FCF gives pro forma effect to certain adjustments to our recurring cash flows that we have or expect to realize following the disposition of the remaining Discontinued Operations and the Switzerland Disposal Group[2]. For additional details, see the information and reconciliation included within the Glossary

Subscriber Growth

	Three months ended
	March 31,
	2019	2018

Organic RGU net additions (losses) by product
Video	(60,500)	(45,200)
Data	42,400	30,500
Voice	42,800	4,400
Total	24,700	(10,300)

Organic RGU net additions (losses) by market
U.K./Ireland	59,200	44,900
Belgium	(35,700)	(25,200)
Switzerland	(42,900)	(43,700)
Continuing CEE (Poland and Slovakia)	44,100	13,700
Total	24,700	(10,300)

Organic Mobile SIM additions (losses) by product
Postpaid	72,300	113,100
Prepaid	(45,500)	(49,400)
Total	26,800	63,700

Organic Mobile SIM additions (losses) by market
U.K./Ireland	(6,700)	25,200
Belgium[9]	20,900	31,800
Other	12,600	6,700
Total	26,800	63,700

•
Cable Product Performance: During Q1 we added 25,000 RGUs, as compared to a loss of 10,000 RGUs in the prior-year period, as an improved performance in our CEE operations, at Virgin Media and in Switzerland was partially offset by weakness in Belgium. From a product perspective, voice and data adds showed a year-over-year increase, while video losses accelerated year-over-year

•	U.K./Ireland: Q1 RGU additions of 59,000 represents a 32% increase over the prior-year period, driven by success in our Project Lightning footprint

•	Belgium: RGU attrition of 36,000 in Q1 was primarily due to intensified competition

•	Switzerland: Lost 43,000 RGUs in Q1, compared to a loss of 44,000 in Q1 2018, primarily due to continued intense competition

•	Continuing CEE (Poland and Slovakia): Gained 44,000 RGUs in Q1, as compared to 14,000 added in the prior-year period, driven by stronger broadband, voice and video adds in Poland

•	Mobile: Added 27,000 mobile subscribers in Q1, as 72,000 postpaid additions were only partially offset by continued attrition in our low-ARPU prepaid base

◦
Q1 U.K/Ireland postpaid mobile net additions of 26,000 were offset by low-ARPU prepaid losses, resulting in a net loss of 7,000 mobile subscriptions; 4G subscriptions now represent 81% of our postpaid base

◦	Belgium added 21,000 mobile subscribers during Q1

◦	Switzerland added 13,000 mobile subscribers in Q1, driven by bundling success and a revamped mobile offer following our MVNO switch to Swisscom's network

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2019	2018	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$1,661.3	$1,778.2	(6.6)	(0.1)
Belgium	711.9	759.6	(6.3)	(0.6)
Switzerland	316.0	344.9	(8.4)	(3.7)
Continuing CEE	119.1	129.5	(8.0)	2.2
Central and Corporate	60.7	52.7	15.2	(1.1)
Intersegment eliminations	(1.0)	(1.4)	N.M.	N.M.
Total continuing operations	$2,868.0	$3,063.5	(6.4)	(0.6)

Total continuing operations excluding Switzerland				(0.2)

Discontinued Operations(i):
Germany	$699.2	$782.8	(10.7)	(3.3)
Austria	—	109.7	(100.0)	—
Discontinued CEE	188.4	201.3	(6.4)	2.9
Intersegment eliminations	(1.2)	(1.2)	N.M.	N.M.
Total Discontinued Operations	$886.4	$1,092.6	(18.9)	(2.1)

______________________________
N.M. - Not Meaningful
(i) For information concerning our discontinued operations, see note 2.

•	Reported revenue for the three months ended March 31, 2019 decreased 6.4% year-over-year

◦
The Q1 results were primarily driven by the impact of (i) negative foreign exchange ("FX") movements, mainly related to the weakening of the British Pound and Euro against the U.S. dollar, and (ii) organic revenue contraction

•	Rebased revenue declined 0.6% during Q1. This result included the favorable impact of a $4.1 million revenue reversal recorded during the first quarter of 2018

Q1 2019 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue decrease of 0.1% in Q1 driven by the net effect of (i) a decrease in residential mobile revenue driven by lower volume of handset sales offsetting the revenue benefit of an increase in mobile subscribers in Ireland, (ii) an increase in residential cable revenue due to higher subscription revenue driven by increased subscriber growth and (iii) higher B2B revenue due to an increase in internet SOHO subscribers

•
Belgium: Rebased revenue decline of 0.6% in Q1 driven by the net effect of (i) an increase in B2B revenue due to an increase in SOHO subscribers, (ii) a decrease in residential cable revenue due to decreases in cable non-subscription revenue from lower sales of equipment and cable sub revenue due to lower subscribers and (iii) a decrease in residential mobile revenue due to a decrease in mobile ARPU

•
Switzerland: Rebased revenue declined 3.7% in Q1, primarily due to the net effect of (i) a decrease in lower residential cable subscription revenue, which was primarily driven by lower average subscriber levels, (ii) an increase in mobile revenue and (iii) higher B2B revenue

•
Continuing CEE (Poland and Slovakia): Rebased revenue increased 2.2% in Q1 driven by (i) growth in our B2B business and (ii) an increase in residential cable subscription revenue driven by new build areas

•	Central and Corporate: Rebased revenue decreased 1.1% in Q1 due largely to lower-margin sales of customer premises equipment to the VodafoneZiggo JV, which began in the second quarter of 2018
Operating Income

•	Operating income was $105.5 million and $117.6 million in Q1 2019 and Q1 2018, respectively, representing a decrease of 10.3% year-over-year.

•
The decrease in operating income resulted from the net effect of (i) a decrease in depreciation and amortization expense, (ii) lower OCF, as further described below, (iii) an increase in share-based compensation expense and (iv) an increase in impairment, restructuring and other operating items, net.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OCF	2019	2018	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$708.3	$762.6	(7.1)	(0.7)
Belgium	339.0	357.6	(5.2)	2.2
Switzerland	163.1	186.5	(12.5)	(7.4)
Continuing CEE	57.2	62.3	(8.2)	2.0
Central and Corporate	(85.7)	(107.1)	20.0	4.2
Intersegment eliminations	1.4	(0.2)	N.M.	N.M.
Total continuing operations	$1,183.3	$1,261.7	(6.2)	(0.5)

Total continuing operations excluding Switzerland				0.8

Discontinued Operations(i):
Germany	$438.5	$492.1	(10.9)	(3.5)
Austria	—	58.8	(100.0)	—
Discontinued CEE	70.8	76.8	(7.8)	1.3
Intersegment eliminations	7.6	9.5	N.M.	N.M.
Total Discontinued Operations	$516.9	$637.2	(18.9)	(2.6)
______________________________
N.M. - Not Meaningful

(i)	For information concerning our discontinued operations, see note 2.

•	Reported OCF for the three months ended March 31, 2019 decreased 6.2% year-over-year

◦	This result was primarily driven by the aforementioned revenue decline

•	Rebased OCF decline of 0.5% in Q1 included:

◦	Unfavorable network tax increase of $5.5 million following an increase in the rateable value of our existing U.K. networks, which is being phased in over a six-year period ending in 2022

◦	The aforementioned favorable impact of a revenue reversal recorded in Switzerland during the first quarter of 2018

•	As compared to the prior-year period, our Q1 2019 OCF margin was up 10 basis points to 41.3%

Q1 2019 Rebased Operating Cash Flow Growth - Segment Highlights

•	U.K./Ireland: Rebased OCF contraction of 0.7% was primarily attributable to the aforementioned revenue performance, increased programming costs and higher network taxes

•	Belgium: Rebased OCF growth of 2.2%, largely driven by lower direct costs as a result of the migration of subscribers to our own mobile network

•	Switzerland: Rebased OCF decline of 7.4% in Q1, largely due to the aforementioned loss of residential cable subscription revenue

•	Continuing CEE (Poland and Slovakia): Rebased OCF growth of 2.0% largely driven by the aforementioned revenue trend
Net Earnings (Loss) Attributable to Liberty Global Shareholders

•	Net earnings (loss) attributable to Liberty Global shareholders was $7.0 million and ($1,186.5 million) for the three months ended March 31, 2019 and 2018, respectively.
Leverage and Liquidity

•	Total principal amount of debt and finance leases: $30.2 billion for continuing operations

•	Leverage ratios[8]: At March 31, 2019, our adjusted gross and net leverage ratios for the Full Company were 5.4x and 5.3x, respectively.

•	Average debt tenor[10]: Approximately 7 years, with ~71% not due until 2025 or thereafter for continuing operations

•	Borrowing costs: Blended fully-swapped borrowing cost of our debt was 4.3% for continuing operations

•	Liquidity[7]: $3.4 billion for our continuing operations, including (i) $0.9 billion of cash at March 31, 2019 and (ii) aggregate unused borrowing capacity[11] under our credit facilities of $2.5 billion

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our rebased OCF growth, our Adjusted FCF and our P&E additions; the anticipated regulatory approvals, closings and impacts of each of the Vodafone and Sunrise transactions; the expected use of proceeds of our disposal transactions; decisions regarding our capital allocation; expectation with respect to Project Lightning; expectations with respect to the development, launch and benefits of our innovative and advanced products and services; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Form 10-Q. Further, estimated cash proceeds from pending dispositions are inherently uncertain and represent management’s expectations and beliefs and do not take into account the ultimate use of the proceeds or any other changes in our capital structure or tax effects, directly or indirectly related to the pending dispositions. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2019, we have adjusted our historical revenue and OCF for the three months ended March 31, 2018 to (i) include the pre-acquisition revenue and OCF of entities acquired during 2018 in our rebased amounts for the three months ended March 31, 2018 to the same extent that the revenue and OCF of these entities are included in our results for the three months ended March 31, 2019, (ii) exclude the revenue and OCF of UPC Austria to the same extent that the revenue and OCF of UPC Austria is excluded from our results for the three months ended March 31, 2019, and to exclude the revenue and OCF of entities disposed of during 2018, (iii) include revenue and costs for the temporary elements of transitional and other services provided to the VodafoneZiggo JV, Deutsche Telekom (the buyer of UPC Austria) and Liberty Latin America, to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2019 and (iv) reflect the translation of our rebased amounts for the three months ended March 31, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March, 2019. We have reflected the revenue and OCF of these acquired entities in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2018 amounts to derive our rebased growth rates:

	Three months ended March 31, 2018
	Revenue	OCF
	in millions
Continuing operations:
Acquisitions	$16.3	$1.6
Dispositions(i)	12.6	9.8
Foreign Currency	(208.5)	(83.9)
Total decrease	$(179.6)	$(72.5)

Discontinued Operations:
Dispositions	(101.3)	(54.3)
Foreign Currency	(86.3)	(51.9)
Total decrease	$(187.6)	$(106.2)

(i)
Includes rebase adjustments related to agreements to provide transitional and other services to the VodafoneZiggo JV, Liberty Latin America and UPC Austria. These adjustments result in an equal amount of fees in both the 2019 and 2018 periods for those services that are deemed to be temporary in nature. The net amount of these adjustments resulted in increases in revenue and OCF of $12.6 million and $11.2 million, respectively, for the three months ended March 31, 2018.

Summary of Debt, Finance Lease Obligations & Cash and Cash Equivalents
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our continuing operations debt, finance lease obligations and cash and cash equivalents at March 31, 2019:

		Finance	Debt & Finance	Cash
		Lease	Lease	and Cash
	Debt(ii), (iii)	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,605.8	$45.2	$1,651.0	$824.5
Virgin Media(iv)	16,000.2	68.5	16,068.7	35.7
UPC Holding	5,970.6	53.9	6,024.5	26.3
Telenet	5,957.6	463.9	6,421.5	52.9
Total	$29,534.2	$631.5	$30,165.7	$939.4
______________________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

(iii)
Debt amounts for UPC Holding include those amounts that are not a direct obligation of the entities to be disposed within the UPC Holding borrowing group. Certain of these obligations have been repaid with portions of the proceeds from the disposition of UPC Austria.

(iv)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconcile those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended March 31,
	2019	2018	2019	2018
	Continuing operations		Discontinued Operations
	in millions, except % amounts
Customer premises equipment	$228.6	$295.7	$124.0	$80.7
New Build & Upgrade	142.4	188.0	29.3	74.9
Capacity	72.6	126.5	25.7	26.3
Product & Enablers	126.6	207.8	14.8	28.6
Baseline	128.4	165.6	33.6	57.3
Total P&E Additions	698.6	983.6	$227.4	$267.8
Reconciliation of P&E Additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(508.9)	(635.9)
Assets acquired under finance leases	(12.2)	(23.9)
Changes in current liabilities related to capital expenditures	153.8	160.4
Total capital expenditures, net(ii)	$331.3	$484.2

Capital expenditures, net:
Third-party payments	$371.6	$509.6
Proceeds received for transfers to related parties(iii)	(40.3)	(25.4)
Total capital expenditures, net	$331.3	$484.2

P&E Additions as % of revenue	24.4%	32.1%
______________________________

(i)	Amounts exclude related VAT of $84.8 million and $96.6 million during the three months ended March 31, 2019 and 2018, respectively, that were also financed by our vendors under these arrangements.

(ii)
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

(iii)	Primarily relates to transfers of centrally-procured property and equipment to our Discontinued Operations and the VodafoneZiggo JV.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship for the indicated periods:

	Three months ended March 31,		%	Rebased
	2019	2018	Change	% Change

Liberty Global	$60.20	$63.97	(5.9%)	0.9%
U.K. & Ireland (Virgin Media)	£51.36	£51.58	(0.4%)	(0.3%)
Belgium (Telenet)	€57.27	€54.90	4.3%	4.4%
UPC	€37.01	€36.81	0.5%	(0.5%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		%	Rebased
	2019	2018	Change	% Change
Liberty Global:
Including interconnect revenue	$16.27	$15.51	4.9%	(1.2%)
Excluding interconnect revenue	$13.97	$12.83	8.9%	(1.6%)

	Consolidated Operating Data — March 31, 2019
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	14,510,700	14,504,000	5,534,200	—	3,846,700	—	3,846,700	5,259,600	4,617,300	13,723,600	3,030,600
Belgium	3,357,100	3,357,100	2,099,800	191,400	1,725,400	—	1,916,800	1,658,100	1,243,200	4,818,100	2,704,800
Switzerland(v)	2,344,400	2,344,400	1,092,200	427,600	632,600	—	1,060,200	686,200	513,600	2,260,000	159,100
Ireland	929,800	897,600	437,700	2,900	269,200	—	272,100	378,100	352,300	1,002,500	86,100
Poland	3,479,400	3,425,000	1,462,800	177,900	1,053,800	—	1,231,700	1,192,300	668,000	3,092,000	2,800
Slovakia	615,100	600,300	194,700	27,300	144,000	—	171,300	138,500	86,100	395,900	—
Total continuing operations	25,236,500	25,128,400	10,821,400	827,100	7,671,700	—	8,498,800	9,312,800	7,480,500	25,292,100	5,983,400

Discontinued Operations:
Germany	13,152,000	13,075,700	7,179,100	4,692,900	1,574,700	—	6,267,600	3,638,300	3,396,700	13,302,600	273,300
Romania	3,162,700	3,126,800	961,700	205,900	708,400	—	914,300	594,200	581,100	2,089,600	—
Hungary	1,833,600	1,816,100	865,500	62,900	628,300	—	691,200	700,400	686,400	2,078,000	115,800
Czech Republic	1,550,900	1,531,100	613,600	172,500	366,500	—	539,000	506,100	202,700	1,247,800	—
DTH	—	—	756,800	—	—	756,800	756,800	11,400	11,400	779,600	—
Total Discontinued Operations	19,699,200	19,549,700	10,376,700	5,134,200	3,277,900	756,800	9,168,900	5,450,400	4,878,300	19,497,600	389,100

	Subscriber Variance Table - March 31, 2019 vs. December 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	93,400	93,700	24,800	—	(25,300)	—	(25,300)	35,000	46,100	55,800	(8,900)
Belgium	6,400	6,400	(15,200)	(9,800)	(13,300)	—	(23,100)	300	(12,900)	(35,700)	20,900
Switzerland(v)	6,200	6,200	(23,600)	(9,600)	(13,200)	—	(22,800)	(14,100)	(6,000)	(42,900)	12,800
Ireland	6,800	7,100	500	(1,600)	2,600	—	1,000	2,400	—	3,400	4,600
Poland	15,600	16,100	15,000	(2,600)	11,100	—	8,500	17,100	13,700	39,300	(400)
Slovakia	1,200	1,200	600	(400)	1,700	—	1,300	1,700	1,700	4,700	—
Total continuing operations	129,600	130,700	2,100	(24,000)	(36,400)	—	(60,400)	42,400	42,600	24,600	29,000

Discontinued Operations:
Germany	15,800	15,500	3,200	17,400	(32,800)	—	(15,400)	22,800	15,900	23,300	(10,000)
Romania	8,900	8,800	(4,200)	(16,100)	9,800	—	(6,300)	1,800	7,800	3,300	—
Hungary	5,600	5,500	2,600	(5,400)	4,700	—	(700)	6,000	9,300	14,600	5,900
Czech Republic	1,800	1,800	(2,800)	2,200	(2,700)	—	(500)	—	8,700	8,200	—
DTH	—	—	(24,000)	—	—	(24,000)	(24,000)	200	200	(23,600)	—
Total Discontinued Operations	32,100	31,600	(25,200)	(1,900)	(21,000)	(24,000)	(46,900)	30,800	41,900	25,800	(4,100)

	Subscriber Variance Table - March 31, 2019 vs. December 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	93,400	93,700	25,000	—	(25,300)	(25,300)	35,000	46,100	55,800	(11,300)
Belgium	6,400	6,400	(15,200)	(9,800)	(13,300)	(23,100)	300	(12,900)	(35,700)	20,900
Other Europe	29,800	30,600	(11,500)	(14,100)	2,000	(12,100)	7,100	9,600	4,600	17,200
Total Organic Change	129,600	130,700	(1,700)	(23,900)	(36,600)	(60,500)	42,400	42,800	24,700	26,800

Q1 2019 Adjustments:
Q1 2019 Adjustment - U.K.	—	—	(200)	—	—	—	—	—	—	2,400
Q1 2019 Adjustment - Poland	—	—	4,000	(100)	200	100	—	(200)	(100)	(200)
Net Adds (Reductions)	—	—	3,800	(100)	200	100	—	(200)	(100)	2,200

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)	We have approximately 197,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(ii)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 74,400 subscribers who have requested and received this service.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 157,500 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2019, our mobile subscriber count included 476,700 and 343,800 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2019, Switzerland’s partner networks account for 124,100 Cable Customer Relationships, 296,400 RGUs, which include 105,600 Enhanced Video Subscribers, 108,200 Internet Subscribers, and 82,600 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

1
With the exception of OFCF, the indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth. OFCF growth rates are presented on a reported basis.

2
The term "excluding Switzerland" represents our continuing operations excluding UPC Switzerland and certain holding companies within the UPC Holding borrowing group (together, the "Switzerland Disposal Group"), including the UPC Holding borrowing group’s existing senior and senior secured notes (the "UPC Notes"), associated derivatives and certain other debt items. This is the basis on which analyst consensus estimates for our key performance indicators are currently derived and on which we originally provided our 2019 guidance for OCF, Adjusted FCF and Property and Equipment Additions. For the 2019 period, our Discontinued Operations include Germany, Hungary, Romania, the Czech Republic and our DTH business. For the 2018 period, our Discontinued Operations also include our former operations in Austria through July 31, 2018.

3
Pro forma Adjusted FCF incorporates our preliminary estimate of (a) assumed interest and related derivative payments that were made by the UPC Holding continuing operations during the period and (b) the net cash flows that we would have received from transitional services agreements if the sale of the remaining Discontinued Operations and UPC Switzerland had occurred on January 1, 2019. A reconciliation of our Adjusted FCF guidance for 2019 to a U.S. GAAP measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

4	Absolute full-year 2019 U.S. dollar guidance figures based on FX rates of EUR/USD 1.13 and GBP/USD 1.30

5
Includes subscription and non-subscription revenue. For additional information regarding how we define our revenue categories, see note 17 to the condensed consolidated financial statements included in our 10-Q.

6	Total B2B includes subscription (SOHO) and non-subscription revenue. B2B and SOHO growth rates include upsell from our residential businesses.

7	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

8
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios on a Full Company basis, which includes our continuing operations and our remaining Discontinued Operations, with the gross and net debt ratios defined as total debt and net debt, respectively, divided by annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc and Lions Gate Entertainment Corp. We have not presented leverage ratios on a continuing operations basis as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. For additional information, see note 4 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our Full Company consolidated debt and net debt to annualized consolidated OCF ratios as of and for the quarter ended March 31, 2019:

As of and for the quarter ended March 31, 2019
in millions, except ratios

Consolidated Debt to Annualized Consolidated OCF:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$40,023.6
Principal related projected derivative cash payments	(1,508.1)
ITV Collar Loan	(1,406.4)
Lionsgate Collar Loan	(82.9)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$37,026.2

Annualized quarterly OCF	$6,800.8
Consolidated debt to annualized consolidated OCF ratio	5.4

Consolidated Net Debt to Annualized Consolidated OCF:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$37,026.2
Cash and cash equivalents	(951.1)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$36,075.1

Annualized quarterly OCF	$6,800.8
Consolidated net debt to annualized consolidated OCF ratio	5.3

9
Our Q1 2018 mobile subscriber additions have been restated to correct the overstatement of our and Telenet's subscriber base in relation to (i) the removal of inactive "pay as you go subscribers" within Telenet's postpaid subscriber base as these subscribers do not pay a monthly subscription fee and are only billed on their effective usage and (ii) the removal of small or medium enterprise mobile telephony subscribers that are now considered business customers and are no longer included in our mobile telephony subscriber count. These adjustments resulted in reductions to our mobile subscriber base of 49,400 and 127,300, respectively, at March 31, 2018 and 53,000 and 133,200, respectively, at December 31, 2017.

10	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

11
Our aggregate unused borrowing capacity of $2.5 billion represents the maximum undrawn commitments under the applicable facilities of our continuing operations without regard to covenant compliance calculations. Upon completion of the relevant March 31, 2019 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the borrowing capacity of our continuing operations will continue to be $2.5 billion.

Glossary

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted Free Cash Flow (FCF): net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding the changes to our Adjusted Free Cash Flow that we expect will occur following the sale of the remaining Discontinued Operations and the Switzerland Disposal Group, we also present Adjusted Free Cash Flow on a pro forma basis for three months ended March 31, 2019 as if the sale of the remaining Discontinued Operations and the Switzerland Disposal Group had been completed on January 1, 2019.

	Three months ended March 31,
	2019	2018	2019	2018
	Continuing operations		Discontinued Operations (i)
	in millions

Net cash provided by operating activities	$306.3	$670.3	$459.1	$609.0
Cash payments for direct acquisition and disposition costs	12.4	1.6	—	—
Expenses financed by an intermediary(ii)	564.0	507.3	138.8	50.5
Capital expenditures, net	(331.3)	(484.2)	(110.6)	(161.8)
Principal payments on amounts financed by vendors and intermediaries	(1,162.8)	(1,675.9)	(209.6)	(120.9)
Principal payments on certain finance leases	(13.1)	(18.0)	(2.7)	(3.0)
Adjusted FCF	(624.5)	$(998.9)	$275.0	$373.8

Pro forma adjustments related to the sale of the remaining Discontinued Operations and the Switzerland Disposal Group:
Sale of the Switzerland Disposal Group(iii)	(40.9)
Interest and derivative payments(iv)	(21.5)
Transitional services agreements(v)	64.8
Pro forma Adjusted FCF(vi)	$(622.1)
_______________

(i)
For the 2019 period, our Discontinued Operations include Germany, Hungary, Romania and the Czech Republic and our DTH business. For the 2018 period, our Discontinued Operations also include our former operation in Austria through July 31, 2018.

(ii)
For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(iii)
The Switzerland Disposal Group is included within our Continuing Operations Adjusted FCF. In connection with the pending disposition, Sunrise will acquire the Switzerland Disposal Group, the UPC Notes, associated derivatives and certain other debt items. As a result, this pro forma adjustment represents the Adjusted FCF of the Switzerland Disposal Group, including 100% of the interest and related derivative payments made during the applicable period related to the UPC Notes.

(iv)
Represents the estimated interest and related derivative payments that have been made by UPC Holding in relation to the continuing UPC operations in Poland and Slovakia during the applicable period. These estimated payments are calculated based on Poland and Slovakia’s pro rata share of UPC Holding's OCF and UPC Holding's aggregate interest and derivative payments during the applicable period. Although we believe that these estimated payments represent a reasonable estimate of the annual interest and related derivative payments that will occur in relation to the continuing operations in Poland and Slovakia, no assurance can be given that the actual interest and derivative payments will be equivalent to the amounts presented. No pro forma adjustments are required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments are direct obligations of entities within the Vodafone Disposal Group. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(v)
Represents our preliminary estimate of the net cash flows that we would have received from transitional services agreements if the sale of the remaining Discontinued Operations and the Switzerland Disposal Group had occurred on January 1, 2019. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transitional services agreements during the first 12 months following the completion of the sale of the remaining Discontinued Operations and Switzerland Disposal Group, less the estimated incremental costs that we expect to incur to provide such transitional services. As a result, this pro forma adjustment includes $39.7 million related to our discontinued operations in Germany, Hungary, Romania and the Czech Republic, $24.4 million related to the Switzerland Disposal Group and $0.7 million related to our discontinued DTH business.

(vi)
Represents the Adjusted FCF that we estimate would have resulted if the sale of the remaining Discontinued Operations and the Switzerland Disposal Group had been completed on January 1, 2019. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation. For example, our Pro forma Adjusted FCF does not include any future benefits related to reductions in our corporate costs as a result of our operating model rationalization or any other potential future operating or capital cost reductions attributable to our continuing or discontinued operations.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows.

A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended March 31,
	2019		2018
	Continuing operations	Discontinued Operations	Continuing operations	Discontinued Operations
	in millions

Operating income	$105.5	$504.1	$117.6	$375.5
Share-based compensation expense	67.3	3.5	42.7	3.1
Depreciation and amortization	939.6	—	1,040.7	255.7
Impairment, restructuring and other operating items, net	70.9	9.3	60.7	2.9
Total OCF	$1,183.3	$516.9	$1,261.7	$637.2

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

OFCF: As used herein, OFCF represents OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of OCF.

OFCF margin: OFCF margin is calculated by dividing OFCF by total revenue for the applicable period.

Property and equipment additions (P&E Additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony

Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.